Exhibit 99.1

Contacts:

Vincent Zanna

Chief Financial Officer & Treasurer

(212) 209-8090

Allison Malkin / Joe Teklits

ICR, Inc.

(203) 682-8200

J.CREW GROUP, INC. RELEASES THIRD QUARTER FISCAL 2019 RESULTS AND

ANNOUNCES TRANSACTION SUPPORT AGREEMENT WITH AD HOC GROUP OF CREDITORS

NEW YORK, December 2, 2019 — J.Crew Group, Inc. (the “Company”) today announced financial results for the third quarter and first nine months of fiscal 2019.

Third Quarter highlights:

•	Total revenues increased 1% to $625.6 million. Comparable company sales increased 3% following an increase of 8% in the third quarter last year.
•	J.Crew sales decreased 4% to $415.8 million. J.Crew comparable sales were flat following an increase of 4% in the third quarter last year.
•	Madewell sales increased 13% to $151.6 million. Madewell comparable sales increased 10% following an increase of 22% in the third quarter last year.
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Gross margin increased to 40.7% from 38.3% in the third quarter last year. The increase in gross margin was driven by: (i) a 210 basis point margin expansion and (ii) a 30 basis point decrease in buying and occupancy costs as a percentage of revenues. The margin expansion was driven by an increase in the J.Crew brand, partially offset by a decrease in the Madewell brand.

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Selling, general and administrative expenses were $235.1 million, or 37.6% of revenues, compared to $202.8 million, or 32.6% of revenues, in the third quarter last year. This year includes transaction costs of $36.0 million related to our exploration of strategic alternatives to maximize the value of the Company. Last year includes a $6.9 million benefit related to the lease termination payment in connection with our corporate headquarters relocation. Excluding these items, selling, general and administrative expenses were $198.5 million, or 31.7% of revenues, compared to $210.1 million, or 33.8% of revenues, in the third quarter last year.

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Operating income was $11.5 million compared to $32.7 million in the third quarter last year.  Operating income this year was impacted by transaction costs and non-cash impairment charges. The third quarter last year reflects the impact of the benefit related to the lease termination payment.

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Net loss was $19.9 million compared to $5.7 million in the third quarter last year. Net loss this year was impacted by transaction costs and non-cash impairment charges. The third quarter last year reflects the impact of the benefit related to the lease termination payment.

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Adjusted EBITDA increased $25.2 million, or 47%, to $78.8 million from $53.6 million in the third quarter last year. An explanation of the manner in which the Company uses Adjusted EBITDA and a reconciliation to comparable GAAP measures are included in Exhibit (3).

Michael J. Nicholson, President, Chief Operating Officer and Interim Chief Executive Officer, commented, “Our third quarter results reflect adjusted EBITDA growth of nearly 50%, marking our strongest third quarter performance in the last five years. These results reflect encouraging momentum at the J.Crew brand fueled by strong gross margin performance, continued growth at Madewell and the early benefits of our multi-year cost optimization program announced in September. Our teams are enthusiastic about our progress and remain relentlessly focused on continuing to capitalize on this momentum as we head into the holiday season.

Additionally, today we are pleased to announce an agreement on the terms of a transaction that will enable the Company to separate J.Crew and Madewell into two independent companies, pursue a proposed IPO of Madewell and recapitalize the Company’s balance sheet. As a result of the transaction, we expect both J.Crew and Madewell to have sustainable capital structures and to deliver enhanced value for our stakeholders.”

First Nine Months highlights:

•	Total revenues increased 2% to $1,793.0 million. Comparable company sales increased 1% following an increase of 5% in the first nine months last year.
•	J.Crew sales decreased 5% to $1,191.0 million. J.Crew comparable sales decreased 2% following being essentially flat in the first nine months last year.
•	Madewell sales increased 14% to $424.3 million. Madewell comparable sales increased 10% following an increase of 27% in the first nine months last year.
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Gross margin decreased to 37.8% from 38.4% in the first nine months last year. The decrease in gross margin was driven by: (i) a 150 basis point deterioration in margin primarily due to the dilutive effect of the planned inventory liquidation and increased penetration of our wholesale business, offset by (ii) a 90 basis point decrease in buying and occupancy costs as a percentage of revenues.

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Selling, general and administrative expenses were $632.8 million, or 35.3% of revenues, compared to $596.3 million, or 34.1% of revenues, in the first nine months last year. This year includes transaction, severance and transformation costs of $62.8 million and a benefit of $9.2 million related to the lease termination payment in connection with our corporate headquarters relocation. Last year includes transformation and severance costs of $8.2 million and a benefit of $14.1 million related to the aforementioned lease termination payment.  Excluding these items, selling, general and administrative expenses were $579.2 million, or 32.3% of revenues, compared to $602.6 million, or 34.4% of revenues in the first nine months last year.

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Operating income was $32.1 million compared to $65.1 million in the first nine months last year. Operating income this year and last year were impacted by transaction, severance and transformation costs, non-cash impairment charges and a benefit related to the lease termination payment.

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Net loss was $80.3 million compared to $45.7 million in the first nine months last year. Net loss this year and last year were impacted by transaction, severance and transformation costs, non-cash impairment charges and a benefit related to the lease termination payment.

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Adjusted EBITDA increased $24.2 million, or 17%, to $168.9 million from $144.7 million in the first nine months last year. An explanation of the manner in which the Company uses Adjusted EBITDA and a reconciliation to comparable GAAP measures are included in Exhibit (3).

Balance Sheet highlights:

•	Cash and cash equivalents were $29.0 million compared to $31.9 million at the end of the third quarter last year.
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Inventories decreased 14% to $484.5 million from $565.5 million at the end of the third quarter last year. The decrease in inventories is driven by lower inventories in the J.Crew brand, partially offset by increased inventories in the Madewell brand.

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Total debt, net of discount and deferred financing costs, was $1,685.4 million compared to $1,707.4 million at the end of the third quarter last year. Additionally, there were $217.9 million of outstanding borrowings under the ABL Facility, with excess availability of $92.4 million, at the end of the third quarter this year. As of the date of this release, there were outstanding borrowings of approximately $170 million under the ABL Facility, with excess availability of approximately $138 million.

Announcement of Transaction Support Agreement

Today the Company announced an agreement on the terms of a transaction that will enable it to separate J.Crew and Madewell into two independent companies, pursue a proposed IPO of Madewell, and recapitalize the Company’s balance sheet. For further information regarding these potential transactions, the Company refers you to the publicly filed Form 8-K regarding this agreement.

Cost-Optimization Program

During the second quarter of fiscal 2019, the Company completed a comprehensive review of its J.Crew business and launched a multi-year cost-optimization program, which is expected to generate savings of approximately $50 million over the next three years with at least $10 million expected to be realized in fiscal 2019.

Adoption of New Accounting Standard

During the first quarter of fiscal 2019, the Company adopted pronouncements that were issued with respect to the accounting for leases. The pronouncements require lessees to recognize right-of-use lease assets (“ROU assets”) and right-of-use lease liabilities (“ROU liabilities”) for leases with terms of more than one year. The ROU liabilities are measured as the present value of the lease obligations. The ROU assets reflect the amount of the ROU liabilities less lease-related deferred credits. Upon adoption of the new standard, the Company recorded a significant gross-up to the balance sheet, including ROU assets of $533.5 million and ROU liabilities of $624.6 million. The Company used the effective date method whereby initial application occurred on the date of adoption with comparative periods unchanged. For more information on the adoption of the pronouncement, see the Company’s Form 10-Q for the quarterly period ended November 2, 2019.

How the Company Assesses the Performance of its Business

In assessing the performance of its business, the Company considers a variety of performance and financial measures. A key measure used in its evaluation is comparable company sales, which includes (i) net sales from stores that have been open for at least 12 months, (ii) e-commerce net sales, and (iii) shipping and handling fees. Due to the 53rd week in fiscal 2017, when calculating comparable company sales for fiscal 2018, the Company realigned the weeks of fiscal 2017 to be consistent with the fiscal 2018 retail calendar.

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures. An explanation of the manner in which the Company uses Adjusted EBITDA and an associated reconciliation to comparable GAAP measures is included in Exhibit (3).

Conference Call Information

A conference call to discuss third quarter results is scheduled for today, December 2, 2019, at 4:30 PM Eastern Time. Investors and analysts interested in listening to the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be simultaneously webcast at www.jcrew.com. A replay of this call will be available until December 9, 2019 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13696503.

About J.Crew Group, Inc.

J.Crew Group, Inc. is an internationally recognized omni-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of December 2, 2019, the Company operates 191 J.Crew retail stores, 138 Madewell stores, jcrew.com, jcrewfactory.com, madewell.com, and 172 factory stores. Certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events, and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the Company's announced agreement on the terms of a transaction, including risks that the transaction may not be consummated on the terms set forth in the transaction support agreement or in the time frame anticipated or at all, or, if the transaction is consummated, risks that the anticipated benefits of the transaction may not be achieved, the Company’s substantial indebtedness, its substantial lease obligations, its ability to anticipate and timely respond to changes in trends and consumer preferences, the strength of the global economy, competitive market conditions, its ability to attract and retain key personnel, its ability to successfully develop, launch and grow its newer concepts and execute on strategic initiatives, product offerings, sales channels and businesses, its ability to implement its growth strategy, material disruption to its information systems, compromises to its data security, its ability to maintain the value of its brands and protect its trademarks, its ability to implement its real estate strategy, changes in demographic patterns, adverse or unseasonable weather or other interruptions in its foreign sourcing, customer call, order fulfillment or distribution operations, increases in the demand for or prices of raw materials used to manufacture its products, trade restrictions or disruptions, the Company’s exploration of strategic alternatives to maximize the value of the Company and the risk that such exploration may not lead to a successful transaction and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. Because of the factors described above and the inherent uncertainty of predicting future events, the Company cautions you against relying on forward-looking statements. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except percentages)	Third Quarter Fiscal 2019	Third Quarter Fiscal 2018	First Nine Months Fiscal 2019	First Nine Months Fiscal 2018
Net sales:
J.Crew	$415,802	$430,857	$1,190,962	$1,251,611
Madewell	151,656	133,728	424,284	371,221
Other	58,179	57,615	177,726	127,391
Total revenues	625,637	622,200	1,792,972	1,750,223
Cost of goods sold, including buying and occupancy costs	371,095	383,762	1,115,207	1,078,976
Gross profit	254,542	238,438	677,765	671,247
As a percent of revenues	40.7%	38.3%	37.8%	38.4%
Selling, general and administrative expenses	235,054	202,828	632,824	596,323
As a percent of revenues	37.6%	32.6%	35.3%	34.1%
Impairment losses	8,009	2,947	12,889	9,813
Operating income	11,479	32,663	32,052	65,111
As a percent of revenues	1.8%	5.2%	1.8%	3.7%
Interest expense, net	37,304	35,141	111,949	102,524
Loss before income taxes	(25,825)	(2,478)	(79,897)	(37,413)
Provision (benefit) for income taxes	(5,968)	3,218	412	8,302
Net loss	$(19,857)	$(5,696)	$(80,309)	$(45,715)

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	November 2, 2019	February 2, 2019	November 3, 2018
Assets
Current assets:
Cash and cash equivalents	$28,956	$25,738	$31,860
Restricted cash	—	13,747	—
Accounts receivable, net	44,158	40,342	58,909
Inventories	484,496	390,470	565,548
Prepaid expenses and other current assets	59,997	84,942	67,811
Refundable income taxes	6,978	7,331	2,963
Total current assets	624,585	562,570	727,091
Property and equipment, net	231,489	243,620	248,220
Right-of-use lease assets	493,073	—	—
Intangible assets, net	297,536	301,397	303,222
Goodwill	107,900	107,900	107,900
Other assets	4,172	6,164	7,740
Total assets	$1,758,755	$1,221,651	$1,394,173

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$274,027	$259,705	$324,646
Other current liabilities	251,853	244,864	184,553
Borrowings under the ABL Facility	217,900	70,800	148,500
Current portion of right-of-use lease liabilities	116,338	—	—
Due to Parent	41,376	37,462	38,336
Interest payable	8,368	23,866	11,437
Current portion of long-term debt	21,600	32,070	30,570
Total current liabilities	931,462	668,767	738,042
Long-term debt, net	1,663,806	1,673,282	1,676,806
Long-term right-of-use lease liabilities	468,364	—	—
Lease-related deferred credits, net	—	105,877	110,690
Deferred income taxes, net	17,034	16,872	34,013
Other liabilities	31,992	29,096	29,479
Stockholders’ deficit	(1,353,903)	(1,272,243)	(1,194,857)
Total liabilities and stockholders’ deficit	$1,758,755	$1,221,651	$1,394,173

Exhibit (3)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

(unaudited)

The following table reconciles net loss reflected on the Company’s condensed consolidated statements of operations to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (measured in accordance with GAAP) and (iii) cash, cash equivalents and restricted cash as reflected on the condensed consolidated balance sheet (measured in accordance with GAAP).

(in millions)	Third Quarter Fiscal 2019	Third Quarter Fiscal 2018	First Nine Months Fiscal 2019	First Nine Months Fiscal 2018

Net loss	$(19.9)	$(5.7)	$(80.3)	$(45.7)
Provision (benefit) for income taxes	(6.0)	3.2	0.4	8.3
Interest expense	37.3	35.1	111.9	102.5
Depreciation and amortization (including intangible assets)	20.4	23.9	63.3	72.8
EBITDA	31.8	56.5	95.3	137.9
Transaction costs	36.0	0.2	53.9	(0.4)
Impairment losses	8.0	2.9	12.9	9.8
Monitoring fees	2.5	2.6	7.6	7.6
Charges related to workforce reductions	0.3	(0.1)	5.7	2.7
Transformation costs	—	(0.5)	3.2	5.5
Share-based compensation	—	—	—	0.1
Amortization of lease commitments	(0.1)	(1.1)	(0.5)	(4.4)
Lease termination payment	0.3	(6.9)	(9.2)	(14.1)
Adjusted EBITDA	78.8	53.6	168.9	144.7
Taxes paid	(0.3)	(0.2)	(0.8)	(1.0)
Interest paid	(46.9)	(43.9)	(121.1)	(107.0)
Changes in working capital	(35.1)	(115.2)	(126.5)	(212.4)
Cash flows from operating activities	(3.5)	(105.7)	(79.5)	(175.7)
Cash flows from investing activities	(12.9)	(16.4)	(52.5)	(35.5)
Cash flows from financing activities	14.3	119.2	121.5	136.7
Effect of changes in foreign exchange rates on cash, cash equivalents and restricted cash	0.2	0.1	—	(0.7)
Decrease in cash, cash equivalents and restricted cash	(1.9)	(2.8)	(10.5)	(75.2)
Cash, cash equivalents and restricted cash, beginning	30.9	34.7	39.5	107.1
Cash, cash equivalents and restricted cash, ending	$29.0	$31.9	$29.0	$31.9

The Company presents Adjusted EBITDA, a non-GAAP financial measure, because it uses such measure to: (i) monitor the performance of its business, (ii) evaluate its liquidity, and (iii) determine levels of incentive compensation. The Company believes the presentation of this measure will enhance the ability of its investors to analyze trends in its business, evaluate its performance relative to other companies in the industry, and evaluate its ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as measured in accordance with GAAP.